                   STOCK OPTION AGREEMENT

        FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
                OF THE INTERNAL REVENUE CODE
                     PURSUANT TO THE

                   PROGRESSIVE BANK, INC.
              1997 EMPLOYEE STOCK OPTION PLAN

     STOCK OPTION for a total of ___________ shares of Common Stock, par value $1.00 per share, of Progressive Bank, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to ____________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Progressive Bank, Inc. 1997 Employee Stock Option Plan (the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1.     Option Price.   The option price is $_______ for each
share, being ___% */ of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercises of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows, but shall under no circumstances become exercisable in the absence of stockholder approval of the Plan:

            (i)  Schedule of rights to exercise.

                                  Percentage of Total Shares
Years of Continuous Employment        Subject to Option Which
After Date of Grant of Option           May Be Exercised
------------------------------      ---------------------------

       Upon Grant                            ____
       ______________                        ____
       ______________                        ____
       ______________                        ____
       ______________                        ____


_______________
*/ 110% in the case of an Optionee who owns representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.
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       (ii) Method of Exercise.  This Option shall be exercisable by a written notice by the Optionee which shall:

            (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

            (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

            (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

            (d) be in writing and delivered in person or by certified mail to the Corporate Secretary of the Company.

  Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by certified check, Common Stock, or such combination of cash and Common Stock as the Optionee elects. In addition, the Optionee may elect to pay for all or part of the exercise price of the shares by having the Company withhold a number of shares having a fair market value equal to the exercise price. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

       (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

    3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

    4. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution, or pursuant to a "qualified domestic
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relations order" (within the meaning of Section 414(p) of the
Code and the regulations and rulings thereunder). The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5. Term of Option. This Option may not be exercisable for more than ten **/ years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

                            PROGRESSIVE BANK, INC.
                            1997 EMPLOYEE STOCK
                            OPTION PLAN COMMITTEE



                            By ________________________

______________________
Date of Grant
                            Attest: ___________________(Seal)



___________________
**/ Five years in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

            INCENTIVE STOCK OPTION EXERCISE FORM

                      PURSUANT TO THE

                     PROGRESSIVE BANK, INC.
               1997 EMPLOYEE STOCK OPTION PLAN

                     ____________________
                            Date

Corporate Secretary
Progressive Bank, Inc.
1301 Route 52, P.O. Box 7000
Fishkill, New York 12524-7000

     Re:  Progressive Bank, Inc. 1997 Employee Stock Option Plan
          ------------------------------------------------------
Dear Sir:

   The undersigned elects to exercise the Incentive Stock Option to purchase _________ shares, par value $1.00, of Common Stock of Progressive Bank, Inc. under and pursuant to a Stock Option
Agreement dated ___________, 199___.

   Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock valued at _____% of the fair market value of the stock on the date of exercise, as set forth below.

      $________        of certified check
      $________        in the form of _______ shares of Common
                         Stock, valued at $____ per share
      $________      in the form of the Company's withholding
                         of _______ shares of Common Stock,
                         valued at $ ____ per share, that are
                         subject to this Option
      $                  TOTAL
        =======

   The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name __________________________________________________________
Address _______________________________________________________
Social Security Number ________________________________________


                         Very truly yours,

                         _____________________________